CONSULTING  AGREEMENT


     CONSULTING AGREEMENT dated as of March 31, 2000 between THE STORM HIGH PERFORMANCE SOUND CORPORATION, a Florida corporation, ("SHPE"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), VI BUI ("Bui"), ASHER STARIK ("Starik"), STEPHANIE CRUMPLER ("Crumpler", and, together with Cutler, Lebrecht, Bui and Starik, the "Consultants"), on the other hand.


                                    WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between SHPE and the majority shareholder of Hi Liner Group, Inc., a Delaware corporation (the "Hi Liner Shareholder").

     B. In the event SHPE is able to complete the Stock Exchange with the Hi Liner Shareholder, SHPE wishes to compensate Consultants for their consulting services.


     NOW  THEREFORE,  it  is  agreed:

     1. Stock Compensation. SHPE shall pay and cause to be issued to the Consultants a consulting fee of $125,000 cash, plus 2,000,000 shares of common stock of SHPE (the "Shares") immediately upon the execution of a stock exchange agreement with the Hi Liner Shareholder. Such shares shall be subject to registration by SHPE on Form S-8 within 5 days of SHPE closing on the stock exchange agreement with the Hi Liner Shareholder. The Consultants agree to prepare and file the S-8 Registration Statement at their sole expense, except for the filing fee associated therewith, which shall be reimbursed by SHPE. The parties agree that the value of the Shares is equal to 50% of the closing bid price on the date of this Agreement. The Shares shall be issued as follows:
930,000 to Cutler, 300,000 to Lebrecht, 225,000 to Bui, 500,000 to Starik and 45,000 to Crumpler.

     2. Miscellaneous. This Agreement (i) shall be governed by the laws of the State of California; (ii) may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.

     This Consulting Agreement has been executed as of the date first above written.


THE  STORM  HIGH  PERFORMANCE  SOUND  CORPORATION

/s/ Patrick F. Charles
____________________________________________________
By: Patrick F. Charles, President and Chief  Executive Officer



CONSULTANTS

/s/  M.  Richard  Cutler
____________________________________________________
M.  Richard  Cutler

/s/  Brian  A.  Lebrecht
____________________________________________________
Brian  A.  Lebrecht

/s/  Vi  Bui
____________________________________________________
Vi  Bui

/s/  Asher  Starik
____________________________________________________
Asher  Starik

/s/  Stephanie  Crumpler
____________________________________________________
Stephanie  Crumpler